Versartis Reports Third Quarter 2015 Financial Results

Menlo Park, Calif., October 29, 2015 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced financial results for the third quarter and nine months ended September 30, 2015.

Jay Shepard, Chief Executive Officer, commented, “With the initiation of VITAL, our Phase 2 trial for once-monthly treatment in adult GHD patients, we added another significant market opportunity for somavaratan during the quarter. We believe there is significant need for a long-acting treatment in this adult population. With three late-stage trials and our ongoing Extension Study, Versartis is continuing to make important advancements in the clinical development of somavaratan and is positioning the company for long-term growth within very attractive markets.”

Mr. Shepard continued, “As we entered the fourth quarter, we continued to make good progress enrolling children into our ongoing pediatric studies and remain on track to complete enrollment of VELOCITY by the middle of 2016.  Looking ahead into 2016, we have a clear focus on the development of somavaratan for both pediatric and adult patients across several geographies. To date, we have generated promising efficacy and safety results that we believe position somavaratan as the leader among current long-acting growth hormone therapies in development.”

Recent Corporate Highlights & Milestones

•	Initiated VITAL Phase 2 trial of once-monthly somavaratan in adults with GHD.
•

Presented confirmatory 18-month data at the Annual Meeting of the European Society for Paediatric Endocrinology (ESPE) from the ongoing somavaratan Extension Study indicating that increasing the dose to 3.5mg/kg, the dose used in the VELOCITY Phase 3 trial, provided stable second-year growth rates and an adverse event profile comparable to daily treatment.

•	Appointed Lars Ekman, MD, PhD, as Global Development Advisor, adding significant experience to the clinical development process.
•	Announced removal of FDA partial clinical hold and continuation of somavaratan VELOCITY Phase 3 trial.

Anticipated Milestones and Other Key Events

•	Completion of VELOCITY enrollment by mid-2016.
•

Top line data on VELOCITY's primary endpoint, 12-month height velocity, by mid-2017, potentially enabling a Biologics License Application (BLA) submission, followed by potential FDA approval by late-2018.

•	Top line data on VITAL, our Phase 2 trial in AGHD, in Q3 2016.

Third Quarter 2015 Financial Results

For the third quarter ended September 30, 2015, Versartis reported a net loss attributable to common stockholders of approximately $20.4 million, or $0.69 per share, basic and diluted, compared to a net loss attributable to common stockholders for the quarter ended September 30, 2014 of $13.8 million, or $0.57 per share, basic and diluted.

Total operating expenses for the quarter ended September 30, 2015 were $20.5 million compared to $14.1 million for the quarter ended September 30, 2014. Research and development (R&D) expenses for the quarter ended September 30, 2015 were $15.4 million, compared to $10.5 million for the quarter ended September 30, 2014. The increase in R&D expenses was primarily due to site initiation and start-up activities related to the Company’s Phase 2 and Phase 3 clinical trials, including the VITAL Phase 2 trial for adults, the VELOCITY global Phase 3 trial and the Phase 2/3 trial of somavaratan in pediatric patients in Japan. General and administrative (G&A) expenses were $5.1 million for the quarter ended September 30, 2015, compared to $3.6 million for the quarter ended September 30, 2014. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services to support our growth and expansion of our infrastructure.

Total operating expenses for the nine months ended September 30, 2015 were $62.3 million compared to $30.2 million for the nine months ended September 30, 2014. R&D expenses for the nine months ended September 30, 2015 were $44.4 million, compared with $21.0 million for the nine months ended September 30, 2014. The increase in R&D expenses was primarily due to manufacturing and clinical start-up activities related to the Company's Phase 2 and Phase 3 clinical trials, including the VITAL Phase 2 trial for adults, the VELOCITY global Phase 3 trial and the Phase 2/3 trial of somavaratan in pediatric patients in Japan. General and administrative (G&A) expenses were $17.9 million for the nine months ended September 30, 2015, compared to $9.2 million for the nine months ended September 30, 2014. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services, the one-time non-recurring expenses of $2.4 million associated with our CEO transition that occurred in the second quarter of 2015, as well as an increase in headcount.

Total operating expenses for the quarter ended September 30, 2015 include non-cash stock-based compensation expense of $2.3 million, compared to $1.6 million of non-cash stock-based compensation expense for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, operating expenses include $8.5 million of non-cash stock-based compensation expense, including a one-time non-recurring charge of $2.0 million associated with our CEO transition, compared to $3.0 million for the nine months ended September 30, 2014.

Cash and cash equivalents were $198.0 million as of September 30, 2015.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone for the treatment of growth hormone deficiency (GHD). Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. The Company completed the Phase 2a stage of a Phase 1b/2a trial evaluating weekly, twice-monthly and monthly dosing regimens of somavaratan in children with GHD in June 2014 and initiated a global Phase 3 registration trial, VELOCITY, in GHD children in January 2015. In addition, the Company initiated a Phase 2/3 trial in Japan for children with GHD in April 2015 and a Phase 2 trial, VITAL, evaluating once-monthly dosing for adults with GHD in September 2015. Additional information on Versartis clinical trials can be found at www.versartistrials.com. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new chemical entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations.  We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2015, which are on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating expenses
Research and development	$15,400	$10,515	$44,440	$21,006
General and administrative	5,124	3,577	17,861	9,167
Total operating expenses	20,524	14,092	62,301	30,173
Loss from operations	(20,524)	(14,092)	(62,301)	(30,173)
Interest income	54	50	168	89
Other income (expense), net	91	208	81	(11,776)
Net loss and comprehensive loss	(20,379)	(13,834)	(62,052)	(41,860)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	(25,559)
Net loss attributable to common stockholders	$(20,379)	$(13,834)	$(62,052)	$(67,419)
Net loss per basic and diluted share attributable to common stockholders	$(0.69)	$(0.57)	$(2.15)	$(3.93)
Weighted-average common shares used to compute basic and diluted net loss per share	29,354	24,195	28,825	17,138

Versartis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$198,014	$170,566
Other assets	3,550	3,728
Total assets	$201,564	$174,294
Liabilities and stockholders' equity:
Liabilities	$7,388	$6,925
Total stockholders' equity	194,176	167,369
Total liabilities and stockholders’ equity	$201,564	$174,294

Contacts:

Corporate & Investors:

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors:

Nick Laudico/David Burke

The Ruth Group

(646) 536-7030/7009

nlaudico@theruthgroup.com

dburke@theruthgroup.com

Media:

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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